Exhibit 99.1

Contact:
Wuhan General Group (China), Inc.
Mr. Philip Lo, CFO
Phone: + 86-27-5970-0067 (China)
Email: philip.lo@wuhangeneral.com
www.wuhangeneral.com

CCG Investor Relations Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

For Immediate Release

Wuhan General Group (China), Inc. Announces Revised Second Quarter 2010 Results

Wuhan, Hubei Province, P.R.C. Aug 23, 2010 – Wuhan General Group (China), Inc. (Nasdaq: WUHN) ("Wuhan General" or the "Company"), a leading manufacturer of industrial blowers and turbines in China, operating through its subsidiaries, Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Sungreen Environment Protection Equipment Co., Ltd. (“Wuhan Sungreen”), today reported revised financial results for the second quarter ended June 30, 2010.

Second quarter 2010 Highlights

•	Second quarter revenue was $22.7 million, an increase of 32.3% from $17.2 million for the same period in 2009
•	Gross profit was $4.8 million, an increase of 18.4% from $4.1 million for the same period in 2009
•	Operating income was $3.8 million, an increase of 83.0% from the corresponding quarter last year
•	Net income was $0.7 million, compared with $18,316 for the same period in 2009
•
Net income available to common shareholders was $0.5 million compared with a loss of $0.2 million for the same period in 2009. Adjusting for abnormal charges, adjusted net income available to common shareholders was $2.4 million for the second quarter of 2010, compared to $1.0 million for the same period of 2009

•
Earnings per diluted share were $0.02 compared with a loss of $0.01 for the second quarter last year. Adjusting for abnormal charges, earnings per diluted share were $0.08 for the second quarter of 2010 compared with $0.04 for the same period in 2009

•	Won bids for two contracts totaling $4.7 million to supply blowers for Qinghai Huanghe Hydropower Development Co., Ltd. and Handan Iron & Steel Co., Ltd
•
Entered into a loan agreement with Hankou Bank Limited, Wuhan Branch (“Hankou Bank”), which provides for a loan facility totaling RMB 320,000,000 (approximately $46.8 million) in secured debt financing

“We achieved healthy revenue growth as we increased turbine sales while still maintaining solid blower sales. We are particularly pleased with the performance of our hydropower segment, which accounted for more than 60% of all turbine sales. Moreover, tighter control over selling expenses helped improve our profitability year-over-year,” said Mr. Ruilong Qi, the CEO of Wuhan General. “While we are pleased about our growing top line, gross margin declined due to faster growth of the lower margin turbine sales and increased competition in the industry. In the remainder of 2010, we will monitor profitability closely.”

Second quarter 2010 Results

For the second quarter ended June 30, 2010, total revenue was $22.7 million, up 32.3% from $17.2 million for the same period last year. Wuhan Blower generated 56.5% of total revenues, compared to 58.9% for the same period last year. Wuhan Generating contributed 42.4% of total revenues, compared to 40.4% for the same period last year. The remaining 1.1% in revenues for the second quarter of 2010 was contributed by Wuhan Sungreen, compared to 0.7% for the same period last year. Sales were adjusted for $0.4 million in inter-group sales following the consolidation of financial information. The year-over-year increase in total revenue was mainly due to increased demand for water turbines from the hydropower industry, in addition to a recovery in demand for blowers from steel manufacturers.

Gross profit for the quarter was $4.8 million, up 18.4% from $4.1 million in the second quarter of 2009. Gross margin was 21.3%, down 2.5 percentage points from 23.8% for the same period in 2009. The decrease in gross margin was mainly due to the increased contribution of Wuhan Generating, which has a lower gross margin because of increased competition for bids that reduced the selling price of turbines.

Selling expenses were $0.3 million, or 1.1% of the total revenue for the second quarter of 2010, compared to $0.3 million, or 1.8% of the total revenue for the same period of 2009. The decrease in selling expenses as a percentage of sales was mainly due to lower commissions. General and administrative expenses decreased 62.2% from $1.6 million for the second quarter of 2009 to $0.6 million for the second quarter of 2010 as the Company reversed a significant amount of its accrued bad debt allowance in order to meet its stated allowance of 5% of gross accounts receivable. Warranty expense was $0.2 million for the quarter compared to $0.1 million for the same period of 2009. As a percentage of sales, warranty expense was 0.9% for the three months ended June 30, 2010 and 2009. As a result, operating income was $3.8 million for the second quarter of 2010, up 83.0% from $2.1 million a year ago.

The Company had other net expenses of $3.0 million for the second quarter of 2010, up 59.8% from $1.8 million for the second quarter of 2009, mainly due to interest expenses of $3.1 million for the second quarter of 2010.  The increase in interest expenses was due to a one-time consultancy fee of $1.9 million in connection with the Company’s loan facility arrangement with Standard Chartered Bank (China) Limited, Guangzhou Branch (“Standard Chartered Bank”), in addition to a significant increase in debt. The increase in other expenses was partially offset by a non-cash penalty charge of $1.2 million associated with the Company’s capital market activities in the second quarter of 2009. The Company had no such charge in 2010.

Income taxes were $0.2 million for the second quarter of 2010, at level with $0.2 million for the same period of 2009.

Net income for the second quarter of 2010 was $0.7 million, compared with $18,316 for the same period last year. Excluding the abnormal one-time financing fee of $1.9 million in the second quarter of 2010 and the non-cash penalty charge of $1.2 million in the second quarter of 2009, adjusted net income was $2.6 million for the second quarter of 2010 and $1.2 million for the same period of 2009.

Net of preferred dividends declared, net income available to common stockholders was $0.5 million for the three months ended June 30, 2010, compared with a loss of $0.2 million for the same period last year. Excluding the aforementioned abnormal charges, adjusted net income available to common stockholders was $2.4 million for the second quarter of 2010 and $1.0 million for the same period of 2009.

Earnings per diluted share were $0.02 for the three months ended June 30, 2010 compared with a loss of $0.01 per diluted share for the same period of 2009. Adjusted for the aforementioned abnormal charges, earnings per diluted share were $0.08 for the second quarter of 2010 compared with $0.04 for the second quarter of 2009. For a complete reconciliation of adjusted financial information to GAAP financial information, please see the reconciliation table below.

Six Months 2010 Results

For the six months ended June 30, 2010, total revenue was $40.6 million, up 15.4% from $35.2 million in the same period of 2009. Wuhan Blower generated 61.2% of total revenues, compared to 57.8% for the same period last year. Wuhan Generating contributed 37.7% of total revenues, compared to 41.6% for the same period last year. The remaining 1.1% was contributed by Wuhan Sungreen. Sales were adjusted for $0.4 million in inter-group sales following the consolidation of financial information. Gross profit was $9.8 million for the six months ended June 30, 2010, up 24.1% from $7.9 million in the same period of 2009. Overall gross margin was 24.0% compared with 22.3% for the first half of 2009. Income from operations was $7.0 million for the first six months of 2010, up 79.5% from $3.9 million for the same period in 2009. Net income was $2.6 million, up 129.3% compared with $1.1 million in the first six months of 2009. Net income available to common shareholders was $2.2 million in the first half of 2010, up 190.2% from $0.8 million for the same period in 2009. Adjusting for the abnormal one-time financing fee of $1.9 million in the first half of 2010 and the non-cash penalty charge of $1.2 million in the first half of 2009, adjusted net income available to common shareholders was $4.1 million for the first six months of 2010 and $1.9 million for the same period of 2009.

Earnings per diluted share were $0.07 for the six months ended June 30, 2010 compared with $0.03 per diluted share for the corresponding period in 2009. After adjusting for the aforementioned abnormal charges, earnings per diluted share were $0.14 for the first six months of 2010 and $0.07 for the same period of 2009. For a complete reconciliation of adjusted financial information to GAAP financial information, please see the table below.

Financial Condition

As of June 30, 2010, Wuhan General had $24.6 million in cash and $54.2 million in accounts receivable compared to $0.4 million and $54.0 million respectively as of December 31, 2009. The Company had $40.8 million in working capital with a current ratio of 1.4:1 and stockholders’ equity of $104.6 million as of June 30, 2010. Wuhan General’s short term bank loans and notes were $72.8 million as of June 30, 2010.

On June 29, 2010, Wuhan Blower, Wuhan Generating and Wuhan Sungreen (collectively, the “Borrowers”) entered into a Loan Agreement with Hankou Bank. The Loan Agreement provides for a loan facility totaling RMB 320,000,000 (approximately $46.8 million) in secured debt financing consisting of, short-term loan facility for up to RMB 260,000,000 (approximately $38.2 million), bank note facility for up to RMB 10,000,000 (approximately $1.47 million), trading loan facility for up to RMB 10,000,000 (approximately $1.47 million), and equipment purchase loan facility for up to RMB 40,000,000 (approximately $5.87 million).

As of June 30, 2010, the Company had received approximately $23.15 million under the term loan facility with Hankou Bank. To date, the Company has used this amount to repay the bank loans with Standard Chartered Bank. The Company is in the process of obtaining documentation from Standard Chartered Bank in connection with the release of the Company’s assets that were pledged under the loan to Standard Chartered Bank. Once this documentation process is completed, the Company will be eligible for additional funding available under its Loan Agreement with Hankou Bank.

Net cash provided by operating activities for the six months ended June 30, 2010 was approximately $2.9 million, as compared to approximately $1.8 million for the same period in 2009. This change was primarily due to an increase in cash received from customers, partially offset by an increase in interest and taxes paid.

The Company sourced $3.6 million in cash flow from investing activities as it received cash from time deposits. The Company sourced $25.3 million from financing activities due to proceeds from bank loans, partially offset by a repayment of notes.

Recent Events

On August 2, 2010, Wuhan General announced that on July 26, 2010, its blowers passed the type inspection for subway systems. The inspection, provided by the National Center for Quality Supervision and Test of Fire Fighting Equipment, is an indispensable step for companies aspiring to qualify as suppliers for subway construction projects.

Business Outlook

The Company expects demand for both blowers and turbines to continue stabilizing in the remaining months of the year, supported by the replacement of capital equipment in steel mills and the expansion of the hydropower industry. For 2010, the Company still expects Wuhan Blower to contribute around 55% of revenue, while Wuhan Generating may contribute more than 40% because of a lower than previously expected revenue contribution of Wuhan Sungreen.

“We are pleased with the resuming growth of our business, as demonstrated by our current backlog of RMB 220 million (approximately $32.2 million) for Wuhan Blower and RMB 200 million (approximately $29.3 million) for Wuhan Generating. While the backlog is encouraging, the increased competition in the market for blowers and turbines, lower selling prices of turbines and smaller revenue contribution of Wuhan Sungreen has compelled us to re-evaluate our current guidance of 20% revenue growth for the year. Although this figure remains our internal target, we are preparing for slightly slower growth in 2010,” said Mr. Qi. “We expect the contract wins of Wuhan Blower to support growth in the second half and the recent qualification to manufacture blowers for subway systems to provide opportunities to maintain our margin in the long term, despite a competitive market environment.”

Use of Adjusted Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and six months ended June 30, 2010 and 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that exclude the impact of a one-time financing fee in the current year and a stock penalty for late listing on NASDAQ in the prior year. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude abnormal expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure is appears in the table below.

Reconciliation of Adjusted Financial Measures for the Three and Six Months Ended June 30, 2010 and 2009

	EARNING PER SHARE (Non GAAP Disclosure)
		Three months ended		Three months ended		Six months ended		Six months ended
		June 30, 2010		June 30, 2009		June 30, 2010		June 30, 2009

	Basic Earnings Per Share Numerator
	Net Income	2,576,434	a)	1,171,755	b)	4,496,299	a)	2,286,830	b)
	Less: Preferred Dividend	177,300		181,285		354,600		360,087
	Income Available to Common Stockholders	2,399,134		990,470		4,141,699		1,926,743

	Diluted Earnings Per Share Numerator
	Income Available to Common Stockholders	2,399,134		990,470		4,141,699		1,926,743
	Add: Preferred Dividends	177,300		181,285		354,600		360,087
	Income Available to Common Stockholders on Converted Basis	2,576,434		1,171,755		4,496,299		2,286,830

	Original Shares	25,351,950		24,752,801		25,351,950		24,752,801
	Additions from Actual Events
	-Issuance of Common Stock
	-from Issuance			17,115				11,030
	-from Actual Conversion			463,739				231,870
	Basic Weighted Average Shares Outstanding	25,351,950		25,233,655		25,351,950		24,995,701

	Dilutive Shares:
	Additions from Potential Events
	-Series A Preferred Stock
	-Series B Preferred Stock	6,354,078		6,354,078		6,354,078		6,354,078
	-Employee & Director Stock Options	93,293				93,293
	Diluted Weighted Average Shares Outstanding:	31,799,321		31,587,733		31,799,321		31,349,779

	Earnings Per Share
	- Basic	0.09		0.04		0.16		0.08
	- Diluted	0.08		0.04		0.14		0.07

	Weighted Average Shares Outstanding
	- Basic	25,351,950		25,233,655		25,351,950		24,995,701
	- Diluted	31,799,321		31,587,733		31,799,321		31,349,779

a)	Add back abnormal one-time financing fee, which is included in the interest expenses	1,897,335				1897335
b)	Add back stock penalty, which was included in other expenses			1,153,439				1153439

About Wuhan General Group (China), Inc.

Through its subsidiaries, Wuhan Blower, Wuhan Generating and Wuhan Sungreen, Wuhan General is a leading manufacturer of industrial blowers and turbines in China and the Company is based in Wuhan, Hubei Province, China. Wuhan Blower is a China-based manufacturer of industrial blowers that are principal components of steam-driven electrical power generation plants. Wuhan Generating is a China-based manufacturer of industrial steam and water turbines used for electricity generation in coal, oil, nuclear and hydroelectric power plants. Wuhan Sungreen manufactures silencers, connectors and other general parts for industrial blowers and electrical equipment and produces general machinery equipment. The Company's primary customers are from the iron and steel, power generation, petrochemical and other industries. Led by a strong management team, Wuhan General is well recognized for its technological sophistication and quality construction of blowers and turbines. For more information, please visit http://www.wuhangeneral.com ..

Safe Harbor Statement

Certain statements in this press release, including statements regarding our profit margin, future revenue (including by segment), net income and sales, our liquidity position, growth strategy, future demand for our products, the fulfillment of our backlog orders, and our ability to draw additional funds under our loan facilities with Hankou Bank may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules, and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

-FINANCIAL TABLES FOLLOW-

Wuhan General Group (China), Inc.
Consolidated Balance Sheets
At June 30, 2010 and December 31, 2009
(Stated in US Dollars)

		(Audited)
	June 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash	$24,575,431	$407,394
Restricted Cash	10,415,415	7,759,971
Notes Receivable	172,576	28,520
Accounts Receivable	54,190,316	53,962,201
Other Receivable	7,065,450	4,684,372
Inventory	16,672,654	15,630,470
Advances to Suppliers	31,732,837	24,616,120
Advances to Employees	944,804	342,829
Prepaid Expenses	146,808	928,629
Prepaid Taxes	556,118	546,050
Deferred Tax Asset	775,222	749,031
Total Current Assets	147,247,631	109,655,587
Non-Current Assets
Real Property Available for Sale	1,107,746	1,103,113
Property, Plant & Equipment, net	32,137,014	32,908,334
Land Use Rights, net	11,885,575	12,073,139
Construction in Progress	18,368,076	17,864,257
Intangible Assets, net	264,387	212,798
Total Assets	$211,010,429	$173,817,228

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Bank Loans & Notes	72,768,770	46,758,253
Accounts Payable	13,478,970	8,049,057
Taxes Payable	3,195,704	3,169,948
Other Payable	5,567,402	4,228,042
Dividend Payable	354,600	727,129
Accrued Liabilities	3,489,953	3,524,388
Customer Deposits	7,600,210	4,696,719

Total Current Liabilities	106,455,609	71,153,536

Total Liabilities	106,455,609	71,153,536

Wuhan General Group (China), Inc.
Consolidated Balance Sheets
At June 30, 2010 and December 31, 2009
(Stated in US Dollars)

		(Audited)
	June 30, 2010	December 31, 2009
Stockholders' Equity

Preferred Stock - $0.0001 Par Value, 50,000,000 Shares Authorized; 6,241,453 Shares of Series A Convertible Preferred Stock Issued & Outstanding at June 30, 2010 and December 31, 2009	624	624
Additional Paid-in Capital - Preferred Stock	8,170,415	8,170,415
Additional Paid-in Capital - Warrants	3,484,011	3,484,011
Additional Paid-in Capital - Beneficial Conversion Feature	6,371,547	6,371,547
Preferred Stock - $0.0001 Par Value 50,000,000 Shares Authorized; 6,354,078 Shares of Series B Convertible Preferred Stock Issued & Outstanding at June 30, 2010 and December 31, 2009	635	635
Additional Paid in Capital - Preferred Stock	12,637,158	12,637,158
Additional Paid in Capital - Warrants	2,274,181	2,274,181
Additional Paid in Capital - Beneficial Conversion Feature	4,023,692	4,023,692
Common Stock - $0.0001 Par Value 100,000,000 Shares Authorized; 25,351,950 Shares Issued & Outstanding at June 30, 2010 and December 31, 2009	2,536	2,536

Additional Paid-in Capital	29,810,569	29,793,996

Statutory Reserve	5,454,773	4,563,592

Retained Earnings	24,830,422	23,477,239
Accumulated Other Comprehensive Income	7,494,257	7,864,066

Total Stockholders' Equity	104,554,820	102,663,692

Total Liabilities & Stockholders' Equity	$211,010,429	$173,817,228

Wuhan General Group (China), Inc.
Statements of Income

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue
Sales	$22,690,918	$17,153,287	$40,642,212	$35,229,339
Cost of Sales	(17,859,022)	(13,072,698)	(30,871,520)	(27,357,981)
Gross Profit	4,831,896	4,080,589	9,770,692	7,871,358

Operating Expenses
Selling Expenses	(256,617)	(306,828)	(667,982)	(719,990)
General & Administrative Expenses	(586,307)	(1,550,978)	(1,695,862)	(2,931,586)
Warranty Expense	(195,721)	(149,763)	(376,550)	(303,736)
Total Operating Expense	(1,038,645)	(2,007,569)	(2,740,394)	(3,955,312)

Operating Income	3,793,251	2,073,020	7,030,298	3,916,046

Other Income (Expenses)
Other Income (Expense), net	146,226	(52,554)	145,058	(37,884)
Interest Income	7,513	21,065	26,067	205,396
Interest Expense	(3,106,994)	(663,440)	(4,134,777)	(1,296,915)
Stock Penalty for late listing on NASDAQ	-	(1,153,439)	-	(1,153,439)
Total Other Income (Loss) & Expense	(2,953,255)	(1,848,368)	(3,963,652)	(2,282,842)

Earnings before Tax	839,996	224,652	3,066,646	1,633,204

Income Tax	(160,897)	(206,336)	(467,682)	(499,813)

Net Income	$679,099	$18,316	$2,598,964	$1,133,391

Preferred Dividends Declared	(177,300)	(181,285)	(354,600)	(360,087)
Income (Loss) Available to Common Shareholders	$501,799	$(162,969)	$2,244,364	$773,304

Earnings Per Share
Basic	$0.02	$(0.01)	$0.09	$0.03
Diluted	$0.02	$(0.01)	$0.07	$0.03

Weighted Average Shares Outstanding
Basic	25,351,950	25,233,656	25,351,950	24,995,701
Diluted	31,799,321	25,233,656	31,799,321	31,349,779

Comprehensive Income
Net Income	$679,099	$18,316	$2,598,964	$1,133,391
Other Comprehensive Income
Foreign Currency Translation Adjustment	(395,865)	(884,971)	(369,809)	44,868
Total Comprehensive Income	$283,234	$(866,655)	$2,229,155	$1,178,259

Wuhan General Group (China), Inc.
Statements of Cash Flows
For the three and six months ended June 30, 2010 and 2009
 (Stated in US Dollars)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash Flow from Operating Activities
Cash Received from Customers	$11,485,157	$17,890,754	$40,792,455	$34,259,337
Cash Paid to Suppliers & Employees	(11,389,604)	(14,797,136)	(31,791,759)	(30,808,513)
Interest Received	7,513	21,065	26,067	205,396
Interest Paid	(2,064,703)	(663,440)	(4,134,777)	(1,296,915)
Taxes Paid	(1,816,411)	(636,443)	(2,123,196)	(636,443)
Miscellaneous Receipts	147,660	49,875	147,742	68,819
Cash Sourced/(Used) in Operating Activities	(3,630,388)	1,864,675	2,916,532	1,791,681

Cash Flows from Investing Activities
Cash Invested in Restricted Time Deposits	(2,855,657)	304,848	(2,655,444)	6,850,014
Payments for Construction of Plant & Purchase of Equipment	(363,852)	(203,141)	(946,796)	(653,393)
Cash Used/(Sourced) in Investing Activities	(3,219,509)	101,707	(3,602,240)	6,196,621

Cash Flows from Financing Activities
Proceeds from/(Repayment of) Bank Loans	33,026,008	2,923,216	68,483,012	821,563

(Repayment of Notes)	(4,715,310)	(2,932,740)	(42,472,495)	(9,432,960)

Dividends Paid	(727,129)	-	(727,129)	(193,804)
Cash Sourced/(Used) in Financing Activities	27,583,569	(9,524)	25,283,388	(8,805,201)

Net Increase/(Decrease) in Cash & Cash Equivalents for the Period	20,733,672	1,956,858	24,597,680	(816,899)

Effect of Currency Translation	(453,407)	(886,580)	(429,645)	25,355

Cash & Cash Equivalents at Beginning of Period	4,295,166	955,681	407,394	2,817,503

Cash & Cash Equivalents at End of Period	$24,575,431	$2,025,959	$24,575,431	$2,025,959

Wuhan General Group (China), Inc.
Reconciliation of Net Income to Cash Flow Sourced/(Used) in Operating Activities
For the three and six months ended June 30, 2010 and 2009
(Stated in US Dollars)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net Income	$679,099	$18,316	$2,598,966	$1,133,391

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Reclassification of assets related to Huangli Project from Construction in Progress to Inventory	-	-	-	1,745,496
Stock Penalties	-	1,153,439	-	1,153,439
Stock Option Compensation	16,573	-	16,573	-
Prepaid Interest in Other Non Current Assets	1,042,290	-	-	-
Amortization	85,899	119,972	191,176	141,973
Depreciation	637,453	495,337	1,214,297	1,062,449
Decrease/(Increase) in Notes Receivable	66,985	65,734	(144,056)	(14,610)
Decrease/(Increase) in Accounts Receivable	(7,142,021)	(4,118,129)	(228,115)	(1,558,205)
Decrease/(Increase) in Other Receivable	(5,029,606)	5,703,276	(2,381,078)	1,058,555

Decrease/(Increase) in Inventory	(998,066)	(1,031,578)	(1,042,184)	(13,544,144)
Decrease/(Increase) in Advances to Suppliers	(2,328,244)	634,570	(7,116,718)	7,567,463
Decrease/(Increase) in Advances to Employees	(261,558)	59,056	(601,975)	22,596

Decrease/(Increase) in Prepaid Expenses	698,544	(55,545)	781,819	(88,584)
Decrease/(Increase) in Prepaid Taxes	(37,458)	12,546	(10,068)	210,878
Decrease/(Increase) in Deferred Tax Asset	(1,127)	(430,107)	(26,191)	(488,331)
Increase/(Decrease) in Accounts Payable	4,181,975	2,525,499	5,429,913	1,062,080
Increase/(Decrease) in Taxes Payable	(55,641)	695,081	25,756	510,645
Increase/(Decrease) in Other Payable	3,730,594	(3,249,412)	1,397,862	1,902,926
Increase/(Decrease) in Related Payable	-	-	(58,503)	-
Increase/(Decrease) in Accrued Liabilities	185,036	176,637	(34,433)	366,009
Increase/(Decrease) in Customer Deposits	898,885	(910,017)	2,903,491	(452,345)

Total of all adjustments	(4,309,486)	1,846,359	317,566	658,290

Net Cash Provided/(Used) by Operating Activities	$(3,630,388)	$1,864,675	$2,916,532	$1,791,681

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